Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 25, 2018, to the Agreement and Plan of Merger, dated as of May 7, 2018 (the “Merger Agreement”), is by and among International Flavors & Fragrances Inc., a New York corporation (“Parent”), Icon Newco Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Parent (“Merger Sub”), and Frutarom Industries Ltd., a company organized under the laws of the State of Israel (the “Company”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties previously entered into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger, all upon the terms and conditions set forth in the Merger Agreement; and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement in accordance with Section 7.4 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.    Amendments. Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Naschitz, Brandes, Amir & Co., 5 Tuval Street, Tel Aviv, Israel, at 9:00 a.m. (local time), on the later to occur of (a) the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or waiver by the party entitled to waive such conditions) and (b) October 4, 2018 (but subject to the satisfaction or waiver of the conditions set forth in Article VI), unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

2.    References. Each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Merger Agreement, the

Company Disclosure Letter and the Parent Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to May 7, 2018.

3.    Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4.    Miscellaneous. The provisions of Article VIII (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first above written.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Richard O’Leary

Name: Richard O’Leary
Title: Chief Financial Officer

FRUTAROM INDUSTRIES LTD.

By:	/s/ Ori Yehudai

Name: Ori Yehudai
Title: President and Chief Executive Officer

ICON NEWCO LTD.

By:	/s/ Richard O’Leary

Name: Richard O’Leary
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to the Merger Agreement]